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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Elmgrove Associates II, L.P.
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   (Last)                           (First)             (Middle)

210 Dartmouth
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                                    (Street)

Pawtucket                          Rhode Island           02860
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   (City)                           (State)              (Zip)


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2. Issuer and Name and Ticker or Trading Symbol

U.S. AUTOMOTIVE MANUFACTURING, INC. (USAM)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year


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5. If Amendment, Date of Original (Month/Year)

March 14, 1996
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)

   [ ] Form filed by one Reporting Person
   [X] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock, $.001 ar value          3/14/96        P               750,000     A               750,000        D
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
* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 1474 (8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
                                                                              Common
                                                                              Stock
                                                                              $.001
Warrant                                                                       par
(Right to Buy)   $2.28    2/1/96   A         980,000      2/1/96    2/1/2001  value      980,000                     D
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                                                                              Common
                                                                              Stock
                                                                              $.001
Warrant                                                                       par
(Right to Buy)   $2.28    3/14/96  A         200,000      3/14/96   3/14/2000 value      200,000                     D
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                                                                              Common
                                                                              Stock
                                                                              $.001
Options*                                                                      par
(Right to Buy)   $.60     2/1/96   A         762,074      2/1/96    2/1/1998  value      762,074          1,942,074  D
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
Explanation of Responses:

     Warrants to purchase 1,180,000 shares of Common Stock granted to Elmgrove Associates II, L.P. between January and March 1996 in private transactions, all of which warrants are immediately vested and exercisable. (Amendment reflects warrants for additional 200,000 shares issued in March 1996 but not previously recorded)

     * Options to purchase shares owned by Ronald Tygar, former President of Issuer, and his wife, Francine Tygar.

     ** Item 7 (Table I) and Item 11 (Table II)- By Elmgrove Associates II, L.P.. Reporting Person is the President and principal stockholder of General Partner of Elmgrove Associates II, L.P.



      /s/ Mandel Sherman                                     April 14, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        By: Mandel Sherman
        President of General Partner of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                 SEC 1474 (8-92)
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